EXHIBIT (9)(B)





       FUND ACCOUNTING SERVICE AGREEMENT WITH AMERICAN DATA SERVICES, INC.
                              DATED JUNE 21, 1993

                       FUND ACCOUNTING SERVICE AGREEMENT

     AGREEMENT made the 21st day of June, 1993 by and between The WALL STREET FUND, INC., a Maryland Corporation (the "Fund") and AMERICAN DATA SERVICES, INC. a New York corporation ("ADS").


BACKGROUND

     WHEREAS, the Fund is a diversified, open-end management investment company registered with the United States Securities and Exchange Commission under the Investment Company Act of 1940, as amended (the "1940 Act"); and

     WHEREAS, ADS is a corporation experienced in providing accounting services to mutual funds and possesses facilities sufficient to provide such services; and

     WHEREAS, the Fund desires to avail itself of the experience, assistance and facilities of ADS and to have ADS perform for the Fund certain services appropriate to the operations of the Fund, and ADS is willing to furnish such services in accordance with the terms hereinafter set forth.

     NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, the Fund and ADS hereby agree as follows:

     1. DUTIES OF ADS.ADS will provide the Fund with the necessary office space, communication facilities and personnel to perform the following services for the Fund:

     (a) Timely calculate and transmit to NASDAQ the Fund's daily net asset value and communicate such value to the Fund and its transfer agent;

     (b) Maintain and keep current all books and records of the Fund as required by Rule 31a-1 under the 1940 Act, as such rule or any successor rule may be amended from time to time ("Rule 31a-1"), that are applicable to the fulfillment of ADS's duties hereunder, as well as any other documents necessary or advisable for compliance with applicable regulations as may be mutually agreed to between the Fund and ADS. Without limiting the generality of the foregoing, ADS will prepare and maintain the following records upon receipt of information in proper form from the Fund or its authorized agents:

    (i) Cash receipts journal
   (ii) Cash disbursements journal
  (iii) Dividend record
   (iv) Purchase and sales - portfolio securities journals
    (v) Subscription and redemption journals
   (vi) Security ledgers
  (vii) Broker ledger

 (viii) General ledger
   (ix) Daily expense accruals
    (x) Daily income accruals
   (xi) Securities and monies borrowed or loaned and collateral therefore
  (xii) Foreign currency journals
 (xiii) Trial balances

 (c) Provide the Fund and its investment adviser with daily portfolio valuation, net asset value calculation and other standard operational reports as requested from time to time.

     (d) Provide the Fund and its investment adviser with camera ready copies of the semi-annual and annual financial statements to be furnished to shareholders, and all raw financial data available from the PAIRS mutual fund accounting system, for the timely preparation of tax returns, Form N-SAR, prospectus updates and proxy statements.

     (e) Provide facilities to accommodate annual audit and any audits or examinations conducted by the Securities and Exchange Commission or any other governmental or quasi-governmental entities with jurisdiction. ADS shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.


2. COMPENSATION OF ADS.

     In consideration of the services to be performed by ADS as set forth herein, ADS shall be entitled to receive compensation and reimbursement for all reasonable out-of-pocket expenses as may be agreed upon in writing from time to time between ADS and the Fund. The Fund agrees to pay ADS a fee as set out in the fee schedule attached hereto as Schedule A.


3. LIMITATION OF LIABILITY OF ADS.

     (a) ADS may rely upon the advice of the Fund, or of counsel for the Fund and upon statements of the Fund's independent accountants, brokers and other persons reasonably believed by it in good faith to be expert in the matters upon which they are consulted and, for any actions reasonably taken in good faith reliance upon such statements and without negligence or willful misconduct, ADS shall not be liable to anyone.

     (b) ADS shall not be liable to the Fund for any error of judgment or mistake of law or for any loss arising out of any act of omission by ADS in the performance of its duties hereunder except as hereinafter set forth. Nothing herein contained shall be construed to protect ADS against any liability to the Fund or its security holders to which ADS shall otherwise be subject by reason of willful misfeasance, bad faith, negligence in the performance of its duties on behalf of the Fund, reckless disregard of ADS's obligations and duties under this Agreement or the willful violation of any applicable law.

     (c) Except as may otherwise be provided by applicable law, neither ADS nor its shareholders, officers, directors, employees or agents shall be subject to, and the Fund shall indemnify and hold such persons harmless from and against, any liability for and any damages, expenses or losses incurred by reason of the inaccuracy of information furnished to ADS by the Fund or its authorized agents or in connection with any error in judgment or mistake of law or any act or omission in the course of, connected with or arising out of any services to be rendered hereunder, except by reason of willful misfeasance, bad faith or negligence in the performance of ADS's duties, by reason of reckless disregard of ADS's obligations and duties under this Agreement or the willful violation of any applicable law.


4. REPORTS.

     (a) The Fund shall provide to ADS on a quarterly basis a report of a duly authorized officer of the Fund representing that all information furnished to ADS during the preceding quarter was true, complete and correct in all material respects. ADS shall not be responsible for the accuracy of any information furnished to it by the Fund or its authorized agents, and the Fund shall hold ADS harmless in regard to any liability incurred by reason of the inaccuracy of such information.

     (b) Whenever, in the course of performing its duties under this Agreement, ADS determines, on the basis of information supplied to ADS by the Fund or its authorized agents, that a violation of applicable law has occurred or that, to its knowledge, a possible violation of applicable law may haveoccurred or, with the passage of time, would occur, ADS shall promptly notify the Fund and its counsel of such violation.


5. ACTIVITIES OF ADS.

     The services of ADS under this Agreement are not to be deemed exclusive, and ADS shall be free to render similar services to others so long as its services hereunder are not impaired thereby.


6. ACCOUNTS AND RECORDS.

The accounts and records maintained by ADS shall be the property of the Fund, and shall be surrendered to the Fund promptly upon request by the Fund in the form in which such accounts and records have been maintained or preserved. ADS agrees to maintain a back-up set of accounts and records of the Fund (which back-up set shall be updated on at least a weekly basis) at a location other than that where the original accounts and records are stored. ADS shall assist the Fund's independent auditors, or, upon approval of the Fund, any regulatory body, in any requested review of the Fund's accounts and records. ADS shall preserve the accounts and records as they are required to be maintained and preserved by Rule 31a-1.


7. CONFIDENTIALITY.

     ADS agrees that it will, on behalf of itself and its officers and employees, treat all transactions contemplated by this Agreement, and all other information germane thereto, as confidential and not to be disclosed to any person except as may be authorized by the Fund.


8. DURATION AND TERMINATION OF THIS AGREEMENT.

     This Agreement shall become effective as of the date hereof and shall remain in force for a period of three (3) years, provided however, that both parties to this Agreement have the option to terminate the Agreement, without penalty, upon ninety (90) days prior written notice.

     Upon termination of this Agreement in accordance with the foregoing, ADS shall deliver to the Fund (at the expense of the Fund) all records and other documents made or accumulated in the performance of its duties for the Fund hereunder.


9. ASSIGNMENT.

     This Agreement shall extend to and shall be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Fund without the prior written consent of ADS, or by ADS without the prior written consent of the Fund.


10. GOVERNING LAW.

     The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of New York as at the time in effect and the applicable provisions of the 1940 Act. To the extent that the applicable law of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.


11. AMENDMENTS TO THIS AGREEMENT.

This Agreement may be amended by the parties hereto only if such amendment is in writing and signed by both parties.


12. NOTICES.

     All notices and other communications hereunder shall be in writing, shall be deemed to have been given when received or when sent by telex or facsimile, and shall be given to the following addresses (or such other addresses as to which notice is given):

To the Fund:                                To the Administrator:
Mr. Robert P. Morse                         Mr. Michael Miola
President                                   President
The Wall Street Fund, Inc.                  American Data Services, Inc.
230 Park Avenue                             755 New York Avenue
New York, New York 10169                    Huntington, New York 11743


IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.



THE WALL STREET FUND, INC.                  AMERICAN DATA SERVICES, INC.
By: Robert P. Morse                         By:  Michael Miola
    President                                    President




                                   SCHEDULE A

     (a) FUND ACCOUNTING SERVICE FEE:

     (b) For the services rendered by ADS in its capacity as fund ac counting agent and administrator the Fund shall pay ADS, within ten (10) days after receipt of an invoice from ADS at the begin ning of each month, a fee equal to the greater of:

     (1) Fund Accounting ......... $2,000.00 per month; plus,
         Administration ..........  2,083.33 per month;

     OR,

     (2) 1/12th of 0.1% of the first $75 million of average monthly net assets, plus;
         1/12th of 0.05% on the next $50 million of average monthly net assets, plus;
         1/12th of 0.4% on the excess over $125 million of average monthly net assets.

     On each annual anniversary date of this Agreement, the fees enumerated above will be increased by the change in the Consumer Price Index for the Northeast region (CPI) for the twelve month period ending with the month preceding such annual anniversary date.

     (b) EXPENSES. The Fund shall reimburse ADS for any out-of-pocket expenses , exclusive of salaries, advanced by ADS in connection with but not limited to the printing or filing of documents for the Fund, travel, telephone, quotation services, facsimile transmissions, stationery and supplies, record storage, postage, telex, and courier charges, incurred in connection with the performance of its duties hereunder. ADS shall provide the Fund with a monthly invoice of such expenses and the Fund shall reimburse ADS within fifteen (15) days after receipt thereof.

 (c) SPECIAL REPORTS. All reports and /or analyses requested by the Fund that are not in the normal course of fund accounting activities as specified in
Section 1 of this Agreement shall be subject to an additional charge, agreed upon in advance, based upon the following rates:

     Labor:
     Senior staff - $100.00/hr.
     Junior staff - $ 50.00/hr.

     Computer time - $45.00/hr.

     (d) SECURITY DEPOSIT. The Fund will remit to ADS upon execution of this Agreement a security deposit equal to one (1) month's minimum fee under this Agreement, computed in accordance with the number of portfolios listed in Schedule B of this Agree ment. The Fund will have the option to have the security deposit applied to the last month's service fee, or applied to any new contract between the Fund and ADS.



                                   SCHEDULE B


                PORTFOLIOS TO BE SERVICED UNDER THIS AGREEMENT:

                           THE WALL STREET FUND, INC.